Form of 2006 Annual Award Agreement for Dan Hesse

Exhibit 10.2

EMBARQ CORPORATION 2006 EQUITY INCENTIVE PLAN

AWARD AGREEMENT

To:	Daniel R. Hesse (“You” or the “Participant”)

From:	Embarq Corporation (the “Company”)

Date:	July , 2006

Notice of Grant

Subject to the Embarq Corporation 2006 Equity Incentive Plan (the “Plan”) and this Award Agreement, including Attachment A (the “Award Agreement”), and your Employment Agreement dated June 7, 2005, between you, the Company, and Embarq Management Company (the “Employment Agreement”), the Company is granting to you an award of Restricted Stock Units (“RSUs”) and Stock Options (“Options”) under the Plan (this “Award”). The number of RSUs, the number of Shares subject to Options, the Grant Date, the Regular Annual Grant Date, and the settlement/vesting dates for such RSUs and Options, respectively, are as follows:

GRANT OF RSUS

Grant Date:

Total Number of RSUs:	[1]

Settlement Dates:	Date: February 7, 2008 February 7, 2009	% of RSUs Settled 50% 50%

GRANT OF STOCK OPTIONS

Grant Date:

Regular Annual Grant Date:	February 7, 2006

Strike Price:

Total Number of Shares Subject to Options:

Vesting Dates:	Date: February 7, 2007 February 7, 2008 February 7, 2009	Vested %: 34% 33% 33%

1	Subject to adjustment as provided in Section 3 to Attachment A.

Because this Award is subject to the Plan and this Award Agreement, you should carefully read the Plan and this Award Agreement, including Attachment A, to fully understand the terms of this Award. You may view a copy of the Plan on the Company’s intranet at                      or you may obtain a copy of the Plan by requesting it from the Company. Capitalized terms used in this Award Agreement without definition have the meanings that they have in the Plan or in the Employment Agreement, as applicable. You acknowledge that the Plan’s Plan Information Statement dated May 2006 has been made available to you on-line at                     . The terms of the Plan are incorporated by reference. Except as provided in Sections 2 and 7 to Attachment A, in the event of any inconsistency between this Award Agreement and the Plan, the Plan governs.

General Terms

This Award Agreement is governed by the laws of the State of Delaware without giving effect to the principles of the conflict of laws to the contrary. This Award Agreement may be modified only by written instrument signed by you and the Company; provided that this Award Agreement is subject to the power of the Board to amend the Plan as provided in the Plan, subject to your Employment Agreement. Neither this Award Agreement, nor the Award, may be transferred, sold, assigned, pledged or otherwise alienated or hypothecated by you in any way other than by will, or by the laws of descent and distribution. Except as specifically provided in this Award Agreement, this Award Agreement binds and will inure to the benefit of the heirs, legal representatives, successors and assigns of the Company and you. Notwithstanding anything in the Employment Agreement or Exhibit B thereto to the contrary, the parties to this Agreement hereby acknowledge that the grant of this Award on the terms and conditions contained herein is consistent with the terms of the Employment Agreement and is in the best interests of the Company and its stockholders.

This Award Agreement may be signed in multiple counterparts, each of which will be considered an original but all of which together will constitute one and the same agreement. Delivery of a signature page to this Award Agreement by e-mail, facsimile or other form of electronic transmission will be fully binding.

This Award Agreement is accepted and agreed to by the Participant and the Company as of the dates indicated below.

EMBARQ CORPORATION		PARTICIPANT

By:		By:
Name:	Claudia S. Toussaint	Name:	Daniel R. Hesse
Title:	Corporate Secretary	Title:	Chief Executive Officer

Dated:		Dated:

(Attachment A)

SPECIFIC TERMS OF RSU AWARD

Section 1. Settlement of RSU Award.

Except as provided below, the Settlement Date for all or a portion of your RSU Award will be the date on which that portion of your Award is settled as indicated in the Settlement Dates section on page 1 of this Agreement. This RSU Award may be settled by delivering to you or your Beneficiary, as applicable and in the sole discretion of the Company, either (i) an amount of cash equal to the Fair Market Value of a Share as of the Settlement Date, multiplied by the number of Shares underlying the RSUs held by you (or a specified portion of your RSUs in the event of any partial settlement), or (ii) a number of Shares equal to the whole number of Shares underlying the RSUs then held by you (or a specified portion of your RSUs in the event of any partial settlement). Any remaining fractional Shares underlying your RSUs remaining on the Settlement Date will be distributed to you in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date, multiplied by the remaining underlying fractional shares.

Section 2. Effect of Termination of Employment.

The effect of your termination of employment on all or any RSUs which have not otherwise been settled is as provided below.

(a)	Notwithstanding any provisions of the Plan or this Award Agreement to the contrary, and in accordance with the Employment Agreement, in the event that a Severance Event occurs during the Employment Term and you have been actively and continuously employed (i.e., not on serial severance) from the Grant Date to the date of the Change in Control, subject to you not being in willful and material breach of subsections (b)-(h) of Section 6.15 of the Employment Agreement, the RSUs shall continue to be settled during the Continuation Period and, to the extent not settled on the last day of the Continuation Period, shall be fully settled on that day.

(b)	Notwithstanding any provisions of the Plan or this Award Agreement to the contrary, and in accordance with the Employment Agreement, in the event that a Separation Event occurs during the Employment Term, subject to you not being in willful and material breach of subsections (b)-(h) of Section 6.15 of the Employment Agreement, the RSUs shall continue to be settled during the Continuation Period and, to the extent not settled on the last day of the Continuation Period, shall be forfeited

(c)	Upon termination of your employment by reason of death or Disability, the RSUs shall be fully settled regardless of whether death or Disability occurs during or following the first 12 months from the Grant Date.

(d)	In the event of your voluntary termination of employment other than upon a Constructive Discharge or for Good Reason or upon the lapse of the Employment Agreement pursuant to your notice of non-renewal under Section 1.02 of the Employment Agreement or upon termination of employment for Cause, all unvested RSUs shall be immediately forfeited.

Nothing in this Section 2 restricts or otherwise interferes with the Company’s discretion with respect to the termination of your employment with the Company.

Section 3. Performance Adjustment and Dividend Equivalents.

Subject to the discretion of the Committee, the number of RSUs granted under this Award may be adjusted by multiplying that number of RSUs set forth opposite the heading “Total Number of RSUs” on page 1 of this Award Agreement by a payout percentage (from 0% to 200%) based on achievement of financial objectives during the 2006 calendar year relating to revenues and operating income before depreciation and amortization (“OIBDA”) (the “Performance Adjustment”). The Performance Adjustment will be made as soon as practicable after the end of the 2006 calendar year.

If the Company pays cash dividends on shares of its common stock while you hold the RSUs, you will be entitled to a dividend equivalent payment equal to the per share cash dividend paid on shares of the Company’s common stock multiplied by the number of Shares underlying your RSUs. This dividend equivalent will be paid to you as soon as practicable after the Performance Adjustment. This dividend equivalent will be calculated by first adjusting your RSUs to reflect the Performance Adjustment and then applying the per share cash dividend rate for each dividend paid on shares of the Company’s common stock while you held the RSUs (assuming you had been granted the RSUs by the applicable record date for a particular dividend), as adjusted by the Performance Adjustment. After the Performance Adjustment is made, if cash dividends are paid on the underlying Shares, you will receive dividend equivalents for your RSUs held on the dividend record date as soon as practicable after the cash dividends are paid. If non-cash dividends are paid on the underlying Shares and you hold RSUs on the dividend record date, the vesting and delivery date of the non-cash dividend will be the same as the Settlement Date of the RSUs to which the underlying Shares are attributable.

SPECIFIC TERMS OF OPTIONS AWARD

Section 4. Nonqualified Stock Options.

The Options are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, and shall not be so construed.

Section 5. Exercise of Options.

To the extent vested, you may exercise your Options under this Award in whole or in part at such time or times as permitted by the Employment Agreement, the Plan and this Award Agreement. At the time of exercise, you may pay the exercise price in such form or forms, including payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the Exercise Date equal to the total exercise price, or by any combination of cash, Shares and other consideration as the Committee may permit.

Section 6. Expiration of Options.

Unless terminated earlier in accordance with the terms of this Award Agreement or the Plan, the Options granted herein shall expire at          P.M., U.S. Central Time, on the tenth (10th) Anniversary of the Regular Annual Grant Date (the “Expiration Date”). In the event the Expiration Date is a Saturday, Sunday or any other day which is a holiday of the United States Federal Government (a “Non-Business Day”), then the Options granted herein shall expire, unless earlier terminated in accordance with the terms of this Award Agreement or the Plan, at 5:00 P.M., U.S. Central Time, on the first day that is not a Non-Business Day (a “Business Day”) before such Expiration Date.

Section 7. Effect of Termination of Employment.

The effect of your termination of employment on all or any Option portion of this Award is as provided below. Notwithstanding anything below to the contrary, in no event may the Options be exercised after the Expiration Date.

(a)

Notwithstanding any provisions of the Plan or this Agreement to the contrary, and in accordance with the Employment Agreement, in the event that a Severance Event occurs during the Employment Term and you have been actively and continuously employed (i.e., not on serial severance) from the Grant Date to the date of the Change in Control, subject to you not being in willful and material breach of subsections (b)- (h)

of Section 6.15 of the Employment Agreement, the Options shall continue to vest during the Continuation Period and, to the extent not vested on the last day of the Continuation Period, shall become immediately vested and non-forfeitable on that day. Subject to you not being in willful and material breach of subsections (b)-(h) of Section 6.15 of the Employment Agreement, the vested portion of any Options shall remain exercisable until the expiration of 6 months following the last day of the Continuation Period.

(b)	Notwithstanding any provisions of the Plan or this Agreement to the contrary, and in accordance with the Employment Agreement, in the event that a Separation Event occurs during the Employment Term, subject to you not being in willful and material breach of subsections (b)-(h) of Section 6.15 of the Employment Agreement, to the extent not vested on the last day of the Continuation Period, the Options shall be forfeited. Subject to you not being in willful and material breach of subsections (b)-(h) of Section 6.15 of the Employment Agreement, the vested portion of any Options shall remain exercisable until the expiration of 3 months following the last day of the Continuation Period.

(c)	Upon termination of your employment by reason of death or Disability, the Options shall fully vest and, in the case of death, the Options shall continue to be exercisable for 12 months following death and, in the case of Disability, the Options shall continue to be exercisable for 60 months following the date of Disability. The entitlements set forth in the preceding sentence shall apply whether death or Disability occurs during or following the first 12 months from the Grant Date.

(d)	In the event of your voluntary termination of employment other than upon a Constructive Discharge or for Good Reason or upon the lapse of the Employment Agreement pursuant to your notice of non-renewal under Section 1.02 of the Employment Agreement, all unvested Options shall be immediately forfeited and to the extent that Options were exercisable immediately before such termination of employment, subject to you not being in willful and material breach of subsections (b)-(h) of Section 6.15 of the Employment Agreement, such vested Options shall remain exercisable until the expiration of three months following the date of such termination.

(e)	In the event of termination of your employment for Cause, all unexercised Options, whether vested or unvested, shall immediately become unexercisable and be forfeited as of the time of your termination for Cause.

Nothing in this Section 7 restricts or otherwise interferes with the Company’s discretion with respect to the termination of your employment with the Company.

5